Exhibit 5.1

May 14, 2013

Integrity Applications, Inc.
102 Ha’Avoda St.
Ashkelon, Israel

Re:           Registration Statement on Form S-1 (Registration No. 333-188210)

Ladies and Gentlemen:

We have acted as special counsel for Integrity Applications, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of 2,824,471 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, consisting of 1,284,925 Shares issuable to certain of the selling stockholders named in the Registration Statement (the “Selling Stockholders”) upon conversion of outstanding shares of the Company’s Series A 5% Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), 1,539,546 Shares issuable to certain of the Selling Stockholders upon exercise of outstanding warrants (the “Warrants”) and 2,150 Shares (the “Outstanding Shares”) previously issued to a Selling Stockholder.  The Preferred Stock and Warrants were issued to the Selling Stockholders in a private placement transaction completed on March 13, 2013.  The Outstanding Shares were issued to the Selling Stockholder in a private placement transaction completed on November 19, 2012.

In connection with the preparation of the Registration Statement and this opinion, we have examined, considered and relied upon originals or copies certified to our satisfaction of each of the following documents (collectively, the “Documents”):

(i)
the Company’s Certificate of Incorporation, as amended to date (including the Certificate of Designations, Preferences and Rights of Series A 5% Convertible Preferred Stock, dated March 13, 2013 (the “Certificate of Designation”));

(ii)	the Company’s Bylaws, as amended to date;

(iii)
records of corporate proceedings of the Company approving the issuance of each of the Outstanding Shares, the Preferred Stock, the Warrants and the Shares, certified as of the date hereof by an officer of the Company;

(iv)
the Securities Purchase Agreement, dated as of November 19, 2013, entered into by and among the Company and the purchasers named therein with respect to the purchase and sale of the Outstanding Shares;

(v)
the Securities Purchase Agreement, dated as of March 13, 2013, entered into by and among the Company and each of the Selling Stockholders with respect to the purchase and sale of the Preferred Stock and the Warrants; and

(vi)	such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation: (a) the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents; (b) that each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; and (c) that each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party (other than the Company) set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.  Additionally, as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Shares have been duly authorized for issuance by the Company and (i) with respect the Outstanding Shares only, have been validly issued, fully paid and non assessable and (ii) with respect to the Shares issuable upon conversion of the Preferred Stock and the exercise of the Warrants, when issued and sold by the Company in accordance with the terms of the Certificate of Designation or the Warrants (as applicable), will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

This opinion is limited to the laws of the State of Delaware (including applicable provisions of the Delaware constitution and reported judicial decisions interpreting such laws) and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by Section 7 of the Act, and the rules and regulations promulgated thereunder.

Sincerely,

/s/ Greenberg Traurig, LLP